Exhibit 10.27A

AMENDMENT TO THE
FIRST OAK BROOK BANCSHARES, INC.
EXECUTIVE COMPENSATION PLAN
(Effective as of November 1, 1997)

WHEREAS, First Oak Brook Bancshares, Inc. (the “Company") has established and maintains the First Oak Brook Bancshares, Inc. Executive Deferred Compensation Plan, effective as of November 1, 1997 (the “Plan”); and
WHEREAS, the Company now desires to amend the Plan to adopt certain amendments to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and guidance issued thereunder, which was added to the Code by the American Jobs Creation Act of 2004; and
WHEREAS, this Amendment is intended as good faith compliance with the requirements of Code Section 409A and is to be construed in accordance with Code Section 409A and guidance issued thereunder to date;
NOW, THEREFORE, the Plan be and is herby amended, by adding the following Appendix A immediately after Article X of the Plan as a part thereof:

APPENDIX A

Provisions Relating to Code Section 409A

1.	General Rules

(a)
Effective Date; Applicability. The provisions of this Appendix A will apply to deferrals made under the Plan beginning with the 2005 calendar year and to all unvested Account balances as of December 31, 2004 for purposes of complying with the requirements of Code Section 409A. Except as provided herein or otherwise required to comply with the Code Section 409A, the provisions of the Plan in effect prior to the adoption of this Appendix A shall to continue to apply to vested Account balances as of December 31, 2004, including earnings and losses credited thereon after such date.

(b)	Precedence. The provisions of this Appendix A shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Appendix A.
(c)
Requirements of Code Section 409A Incorporated. The Plan is designed to comply with Code Section 409A and the provisions of the Plan should be interpreted to satisfy the requirements of such Code Section and regulations thereunder.

2.	Definitions. The following definitions are added to the Plan:

(a)	“Identification Period” means the twelve (12) month period ending each December 31.
(b)
“Key Employee” means a Participant who at any time during an applicable Identification Period satisfies the definition of key employee set forth in Code Section 416(i), without regard to paragraph (5) of such Code Section (as described below).

(i)	Code Section 416(i) generally provides that an employee is a Key Employee if such employee is:

(1)	an officer of the Company having an annual compensation great than $135,000 (as increased per the terms of Code Section 416(i)(A)),
(2)	a 5-percent owner of the Company (per the terms of Code Section 416(i)(1)(B)(i)),
(3)	a 1-percent owner of the Company (per the terms of Code Section 416(i)(1)(B)(ii)) having annual compensation from the Company of more than $150,000.

(ii)	For purposes of clause (i)(1) above, no more than 50 Employees (or, if lesser, the greater of 3 or 10 percent of the Employees) shall be treated as officers.

(c)
“Specified Employee” means, for an applicable twelve (12) month period beginning on April 1, a Key Employee during the Identification Period ending on the December 31 immediately preceding such April 1.

3.	Election under Participation Agreement. At the time the Participant elects to make deferrals to the Plan, he or she must also elect the date and form of payout for such deferrals.

4.
Modification or Revocation of Election. Notwithstanding any provision of the Plan to the contrary, a Participant may only modify his or her distribution election dates so long as such modification is made at least twelve (12) months prior to the date the deferred amount would otherwise have been payable and the modification defers distribution of such deferred amount five (5) years from the date the original distribution would have been made.

5.	Timing of Distribution of Benefits.

(a)
Distribution of a Participant’s Account shall be made at the time specified in the such election unless the Participant’s employment terminates prior to such time, in which event distribution shall be made as provided below.

A Participant’s entire Account shall be distributed to him or her (or his Beneficiary in the event of his death) following the earliest to occur of the following:

(i)	the Participant’s death;
(ii)	the Participant’s Retirement Date; or
(iii)	the Participant’s other termination of employment.

(b)
Notwithstanding any provision of the Plan to the contrary, a distribution from the Plan to a Participant who is a Specified Employee shall comply with Code Section 409A(a)(2)(B)(i) and the regulation thereunder, which generally provides that a distribution of amounts attributable to deferrals to which this Appendix A applies to a Specified Employee of amounts attributable to deferrals to which this Appendix A applies triggered by termination of employment or other separation from service may not commence prior to the date six (6) months after the date of termination (or, if earlier, the date of death of the Participant). Amounts that would otherwise be distributed to the Participant during such six (6) month period shall be accumulated and paid to the Participant as of the first day of the seventh-month following termination of employment or separation from service.

6.
Form of Payment or Payments. Benefits which become payable after the Participant’s Retirement Date or his or her death shall be paid in the form elected by the Participant upon his or her initial deferral election form. If the Participant does not properly elect a form of distribution, the Participant’s Account shall be paid in a lump sum. The form elected may not be modified.

7.	No Accelerated Distributions. No acceleration of payout will be permitted, except for hardship withdrawals as set forth in the Plan.

8.	Hardship Withdrawals. A hardship withdrawal will only be permitted if the Committee determines that the Participant has incurred an unforeseen severe financial hardship.

IN WITNESS WHEREOF, this Amendment has been executed this August 25, 2006, effective as of the dates set forth herein.

                            FIRST OAK BROOK BANCSHARES, INC.

                            By: /s/ Rosemarie Bouman
                            Rosemarie Bouman
                            Executive Vice President, Chief Operating
                            Officer and Chief Financial Officer